EXHIBIT 10.16

SUBLEASE

1.	PARTIES.

This Sublease, dated November 30, 2007 (for reference purposes only) is made between Aonix North America, Inc. (“Sublessor”), and Phenomix Corporation (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under a written lease dated September 10, 2004 (the “Master Lease”) attached as Exhibit ‘B’, wherein Gateway Colorado Properties, Inc. (“Lessor”) leased to Sublessor the real property located in the City of San Diego, County of San Diego, State of California, described as: 5930 Cornerstone Court West, Suite 250, San Diego, California 92121 (“Master Premises”).

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises: 3,635 rentable square feet, in the northern portion Suite 250 as shown in Exhibit ‘A’ attached, and which shall be referred to as Suite 210 (the “Premises”).

4.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease. Sublessor further warrants that the copy of the Master Lease attached hereto as Exhibit ‘B’ is a true, correct and complete copy and that there are no amendments to the Master Lease except as set forth in Exhibit ‘B’.

5.	TERM.

The term of this Sublease (the “Term”) shall commence upon substantial completion of Tenant Improvements, as defined in Section 7 below, and when possession of the Premises has been given to Sublessee by Sublessor (the “Commencement Date”) which is estimated to occur on approximately January 1, 2008 (“Target Commencement Date”). . Upon the request of either party, the actual Commencement Date, after it occurs, shall be confirmed in writing by both parties. The Term shall expire on January 31, 2011. If for any reason Sublessor does not deliver possession to Sublessee on the Target Commencement Date, the validity of this Sublease shall not be impaired. Notwithstanding the foregoing, if Sublessor has not delivered possession to Sublessee within sixty (60) days after the Target Commencement Date, then at any time thereafter and before delivery of possession of the Premises to Sublessee, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be cancelable by Sublessee, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.

6.	RENT.

Sublessee shall pay to Sublessor as Rent on the first day of each month of the Term, without deduction, setoff, notice or demand, at 5930 Cornerstone Court West, Suite 250, San Diego, California, 92121, Attention: Accounting, or at such other place as specified by Sublessor:

$1.85 per rentable square foot per month for Year 1 of the Term,

$1.90 per rentable square foot per month for Year 2 of the Term,

$1.95 per rentable square foot per month for Year 3 of the Term,

$2.00 per rentable square foot per month for Year 4 of the Term.

Sublessee shall pay to Sublessor upon execution of this Sublease $6,724.75 as Rent for the first month of the Term and an additional $6,724.75 as a Security Deposit to be treated in the same manner as is outlined in the Master Lease. If the Term begins on a day other than the first day of a month, the Rent for the partial months shall be prorated on a per diem basis based on the actual number of days in the month in which the Sublease commences. If an Event of Default occurs, Sublessor may require by notice to Sublessee that all subsequent rent payments be made by an automatic payment from Sublessee’s bank account to Sublessor’s account, without cost to Sublessor. Sublessee agrees that if rent or any other sum is not paid within five (5) days of when due and payable pursuant to this Sublease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) six percent (6%) of the unpaid rent or other payment. The amount of the late charge to be paid by Sublessee shall be reassessed and added to Sublessee’s obligation for each successive month until paid. The provisions of this Section 6 in no way relieve Sublessee of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 6 in any way affect Sublessor’s remedies pursuant to Article 19 of the Master Lease in the event said rent or other payment is unpaid after date due.

7.	BUILDING CONDITION/TENANT IMPROVEMENTS.

Sublessor, at Sublessor’s sole expense, shall build the demising wall as shown in Exhibit A including reworking the lighting and HVAC zones to separate the Premises from the southern portion of Suite 250 (the “Tenant Improvements”). Sublessee shall accept the Premises in its “as-is” condition, except that all plumbing, electrical, HVAC, mechanical, and lighting shall be in good working order.

8.	OTHER PROVISIONS OF SUBLEASE.

•	USE: The Premises may be used for general office use permitted under all applicable laws and zoning.

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ELECTRICITY CHARGES: Sublessee shall pay for electricity to the Premises, which shall be prorated from the total electricity charges for Suite 210 and Suite 250 based on the proportion of rentable square feet in the Premises to rentable square feet in the Master Premises (“Sublessee’s Share”).

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OPERATING EXPENSES: Commencing with January 2009, Sublessee shall pay Sublessee’s Share of the Operating Expenses payable by Sublessor under the Master Lease, which are in excess of the Operating Expenses paid by Sublessor under the Master Lease in 2008. . Notwithstanding anything to the contrary contained herein, except for the electricity charges payable pursuant to Section 8(b) hereof, and such increase in Operating Expenses, if any, Sublessee shall not be liabile for any fees or costs payable by Sublessor under the Master Lease. In addition, in the event any amounts payable by Sublessor to Lessor are (i) due to Sublessor’s breach of any provision of the Master Lease (ii) due to Sublessor’s negligence or willful misconduct, or (iii) are for the sole benefit of Sublessor, such amounts shall not be pro rated between Sublessor and Sublessee and shall be the sole responsibility of Sublessor.

•	HVAC OPERATING HOURS: Standard operating hours included within the Base Year Operating Expenses shall be in accordance with Master Lease and are weekdays from

7:00 a.m. to 6:00 p.m. and Saturdays from 8:00 a.m. to 1:00 p.m., excluding Sundays and normally recognized national holidays. Thereafter, Sublessee shall pay for such additional use beyond the aforementioned hours at a rate as specified by Master Lease.

•	FURNITURE AND EQUIPMENT: Sublessor shall remove all existing furniture and personal property from the Premises prior to the Commencement Date.

•	PARKING: Sublessee shall have four (4) parking spaces per thousand usable square feet in the Premises free for the Term, per the Master Lease.

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EXPANSION OPTION: Commencing on January 1, 2009 or twelve (12) months after the Commencement Date, whichever is later, Sublessee shall have the right to sublease all, but not less than all, of the remaining portion of the Suite 250 (the “Expansion Option Space”). In order to exercise the Expansion Option, Sublessee shall provide at least six (6) months written notice of Sublessee’s intention to sublease the Expansion Option Space and Sublessor shall then vacate the Expansion Option Space on or before the end of such six (6) month notice period. All of the terms of the Sublease shall then apply to the Expansion Option Space, and Sublessee shall begin paying Rent on such Expansion Option Space upon Sublessor’s delivery of the Expansion Option Space to Sublessee. Sublessor shall have Expansion Option Space professionally cleaned prior to delivery. Sublessee shall pay to Sublessor thirty thousand dollars ($30,000.00) as consideration for such Expansion Right, such amount due after exercise of the option by Sublessee, when Sublessor has delivered the Expansion Option Space to Sublessee.

•	SUBLEASING: Per the Master Lease.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises, except that the following provisions are not incorporated: the Reference Pages, Sections 2, 3, 39, Addendum Paragraphs 1, 2, and 5, and Exhibit B. Except as excluded in the prior sentence, Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay any rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease. Notwithstanding the foregoing, Sublessor shall not voluntarily terminate the Master Lease or allow Lessor to terminate the Master Lease; provided that if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

Notwithstanding anything to the contrary in this Sublease, (i) Sublessee’s repair obligations hereunder shall not include the making of any capital repairs or improvements to the Premises unless, and to the extent, required due to Sublessee’s negligence or willful misconduct; and (ii) Sublessee shall not be responsible for compliance with any laws, codes, ordinances or other governmental directives where such compliance is not related specifically to Sublessee’s use and occupancy of the Premises or triggered by Sublessee’s alterations or improvements to the Premises.

In the event of any conflict between this Sublease and the Master Lease, as between Sublessor and Sublessee, the terms and conditions of this Sublease shall control. Further, if Rent is abated under the Master Lease, Rent hereunder shall also be abated in the same proportion.

9.	ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

10.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Irving Hughes, who represents the Sublessor andSublessee.

11.	COMMISSION.

Upon execution of this Sublease, Sublessor shall pay Irving Hughes a real estate brokerage commission in accordance with Sublessor’s contract with Broker for the subleasing of the Premises.

12.	NOTICES.

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be mailed to the Sublessee at the Premises, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be mailed to the Sublessor at the address set forth above, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

13.	CONTINGENCIES.

This Sublease is contingent upon Sublessor obtaining Lessor’s approval hereof, no later than thirty (30) days after mutual execution. If Sublessor has not obtained Lessor’s consent by such date, Sublessee shall have the right to terminate this Sublease upon notice to Sublessor, in which case all sums previously deposited by Sublessee with Sublessor shall be returned.

14.	Modifications to Master Lease. Sublessor shall not amend or modify the Master Lease in such a manner as to adversely affect Sublessee’s use of the Premises or increase the obligations or decrease the rights of Sublessee hereunder, without the prior written consent of Sublessee, which may be granted or withheld at Sublessee’s sole discretion.

15.

Quiet Enjoyment. Sublessee shall peacefully have, hold and enjoy the Premises, subject to the terms and conditions of this Sublease and subject to the Master Lease, provided that Sublessee pays all rent and performs all of Sublessee’s covenants and agreements contained herein. If Lessor seeks to terminate the Master Lease because of a default or alleged default by Sublessor under the Master Lease (other than a default or alleged default caused by the default by Sublessee under this Sublease), Sublessor shall take all action required to reinstate the Master Lease. In the event that Sublessor defaults in the performance or observance of any of Sublessor’s obligations under this Sublease or receives a notice of default from Lessor under the Master Lease, then Sublessee shall give written notice to Sublessor specifying in what manner Sublessor has defaulted. If such default shall not be cured within a reasonable time, but in no event later than thirty (30) days after Sublessor’s receipt of such written notice from Sublessee (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublessor commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Sublessee shall be entitled, at Sublessee’s option, to cure such default and promptly collect from Sublessor Sublessee’s reasonable expenses in so doing (including, without limitation, reasonable attorneys’ fees and court costs) unless such default by Sublessor is caused by a default of Sublessee hereunder (in which case Sublessor shall not be liable for Sublessee’s costs to cure the default). Sublessee shall not be required to wait the entire cure period provided for herein if earlier action is required to prevent a termination by Lessor of the Master Lease and Sublessor has failed to take such earlier action. Nothing contained herein shall entitle Sublessee to act on behalf of Sublessor or in Sublessor’s name.

16.	Surrender. Sublessee’s obligation to surrender the Premises shall be fulfilled if Sublessee surrenders possession of the Premises in the condition existing at the Commencement Date, ordinary wear and tear, and interior improvements made by Sublessee which Sublessor states in writing may be surrendered at the termination of the Sublease excepted.

SUBLESSOR:	SUBLESSEE:

By:	By:

Name:	Name:	Chris Burnley

Title:	Title:	EVP & COO

Date:	Date:

Exhibit A

Subleased Premises

Exhibit B

Master Lease